First California Financial Group, Inc. 8-K

 Exhibit 99.1

Filed by PacWest Bancorp pursuant to Rule 425
under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: First California Financial Group, Inc.
Commission File No.: 00-52498
 PRESS RELEASE
PacWest Bancorp 10250 Constellation Blvd., Suite 1640 Los Angeles, CA 90067	First California Financial Group, Inc. 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361
Contacts: Matthew P. Wagner Chief Executive Officer (310) 728-1020 Victor R. Santoro Executive Vice President and CFO (310) 728-1021	Contacts: C. G. Kum President and Chief Executive Officer (805) 322-9308 Romolo C. Santarosa Sr. Executive Vice President and COO/CFO (805) 322-9333

FOR IMMEDIATE RELEASE	November 6, 2012

PACWEST BANCORP AND FIRST CALIFORNIA FINANCIAL GROUP, INC. AGREE TO MERGER

—PacWest to pay $8.00 per share for FCAL common stock or approximately $231 million in aggregate to FCAL stockholders —
— Acquisition of First California to add nearly $2.0 billion in assets to PacWest —
— Two valuable franchises combine to create the eighth largest publicly-owned bank headquartered in California —

LOS ANGELES, CA and WESTLAKE VILLAGE, CA, November 6, 2012 ... PacWest Bancorp (Nasdaq: PACW) and First California Financial Group, Inc. (Nasdaq: FCAL) today announced the signing of a definitive agreement and plan of merger whereby PacWest will acquire First California for $8.00 per First California common share, or approximately $231 million in aggregate consideration, payable in PacWest common stock.

First California, headquartered in Westlake Village, California, is the parent of First California Bank and had approximately $2.0 billion in assets and 15 branches across Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo and Ventura Counties at September 30, 2012.  In connection with the acquisition, First California Bank will be merged into Pacific Western Bank, the Los Angeles-based wholly-owned subsidiary of PacWest Bancorp.

Directors of PacWest and of First California unanimously approved the transaction.  Two independent directors from the board of directors of First California will join PacWest’s board of directors upon completion of the acquisition.

The transaction, currently expected to close late in the first quarter of 2013, is subject to customary conditions, including the approval of bank regulatory authorities and the stockholders of both companies. Stockholders of First California, including all current directors and certain other stockholders, owning or controlling approximately 22% in the aggregate of the currently outstanding shares of First California, have agreed to vote in favor of the transaction.

As of September 30, 2012, on a pro forma consolidated basis with First California, PacWest would have had approximately $7.5 billion in assets with 81 branches throughout California.  The combined institution would be the eighth largest publicly-owned bank headquartered in California, and the 12th largest commercial bank headquartered in California (out of more than 240 financial institutions).

Pursuant to the terms of the definitive agreement, First California shareholders will receive PacWest common stock for their shares of First California common stock in a tax-free transaction.  First California in-the-money option holders will receive cash, net of applicable taxes withheld, for the value of their unexercised stock options.

The number of shares of PacWest common stock deliverable for each share of First California common stock will be determined based on an average price of PacWest common stock over a measuring period prior to the receipt of regulatory approval, and will fluctuate if such average price is between $20.00 and $27.00 and will be fixed if such average price is below $20.00 or above $27.00.  Based on PacWest’s closing stock price of $22.27 on Monday, November 5, 2012, First California stockholders would have received 0.3592 of a share of PacWest common stock for each share of First California common stock, which would provide First California stockholders with aggregate ownership, on a pro forma basis, of approximately 22.4% of the common stock of the combined company.

The holders of 100% of the outstanding shares of First California Series A preferred stock have agreed to convert their shares into common stock, per the terms of the series of preferred stock, and have the resulting common stock exchanged in the transaction.  PacWest and First California expect to redeem First California’s outstanding Series C preferred stock for cash in accordance with its terms immediately prior to the closing of the transaction.

Matt Wagner, Chief Executive Officer of PacWest Bancorp and Chairman and CEO of Pacific Western Bank, commented, “We are very pleased to have reached this agreement with First California.   The merger of these two organizations will create a valuable franchise for the stockholders of both companies, and meaningfully enhance the presence of the combined organization throughout California.”

C. G. Kum, First California’s President and Chief Executive Officer, said, “First California is proud of what it has built since its inception in 1979.  As a result of this transaction, two premier organizations will come together to create one of the leading commercial banks headquartered in Los Angeles, with more than $7.5 billion in assets.  The combined bank will continue to offer the same dedication and high quality service both institutions are known for, while providing customers with an even greater array of products and higher lending limits. We also believe this transaction provides opportunity for future shareholder value.”

Keefe, Bruyette & Woods, Inc. acted as financial advisor to First California in the transaction and delivered a fairness opinion to the Board of Directors of First California. Skadden, Arps, Slate, Meagher & Flom, LLP served as legal counsel to First California.  Castle Creek Financial acted as financial advisor to PacWest, and Sandler O’Neill + Partners, L.P. delivered a fairness opinion to the Board of PacWest.  Wachtell, Lipton, Rosen & Katz served as legal counsel to PacWest.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with $5.5 billion in assets as of September 30, 2012, with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 66 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located throughout California in Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara, San Diego, San Francisco, San Luis Obispo, San Mateo and Ventura Counties.  Through its subsidiaries, BFI Business Finance and Celtic Capital Corporation, and its divisions, First Community Financial and Pacific Western Equipment Finance, Pacific Western also provides working capital financing and equipment leasing to growing companies located throughout the United States, with a focus on the Southwestern U.S., primarily in Arizona, California, Utah and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com.  Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

ABOUT FIRST CALIFORNIA FINANCIAL GROUP, INC.

First California Financial Group, Inc. is the holding company of First California Bank.  Founded in 1979 and with nearly $2 billion in assets, First California serves the comprehensive financial needs of small- and middle-sized businesses and high net worth individuals throughout Southern California.  Led by an experienced team of bankers, First California is committed to providing the best client service available in its markets, offering a full line of quality commercial banking products through 15 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo and Ventura counties.  The holding company’s website can be accessed at www.fcalgroup.com.  For additional information on First California Bank’s products and services, visit www.fcbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest Bancorp, First California Financial Group, and the combined company after the close of the transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of PacWest, First California and the combined company.  Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements.  We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties for each institution and the combined institution include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the ability to complete the proposed acquisition, including obtaining regulatory approvals and approval by the stockholders of PacWest and First California, or any future acquisition, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all; regulatory approvals may not be received on expected timeframes or at all; settlements with the FDIC related to loss-sharing arrangements; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability re-pricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely; general economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, are less favorable than expected; and environmental conditions, including natural disasters, may disrupt business, impede operations, or negatively impact the values of collateral securing loans.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

Investors and security holders are urged to carefully review and consider each of PacWest Bancorp’s and First California Financial Group’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, and their Quarterly Reports on Form 10-Q.  The documents filed by PacWest with the SEC may be obtained free of charge at PacWest’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from PacWest by requesting them in writing to PacWest Bancorp, c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821; Attention: Investor Relations, or by telephone at (714) 671-6800.

The documents filed by First California with the SEC may be obtained free of charge at First California’s website at www.fcalgroup.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by requesting them in writing to First California Financial Group Inc., 3027 Townsgate Road, Suite 300, Westlake Village, California 91361, Attention: Investor Relations, or by telephone at Phone: (805) 322-9655.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. PacWest Bancorp and First California intend to file a registration statement including a joint proxy statement/prospectus and other documents regarding the proposed acquisition with the SEC.  Before making any voting or investment decision, investors and security holders of either First California or PacWest Bancorp are urged to carefully read the entire registration statement and joint proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed acquisition. A definitive joint proxy statement/prospectus will be sent to the stockholders of each institution seeking any required stockholder approvals. Investors and security holders will be able to obtain the registration statement and the joint proxy statement/prospectus free of charge from PacWest or First California by writing to the addresses provided for each company set forth in the paragraphs above.

PacWest, its directors, executive officers and certain other persons may be soliciting proxies from PacWest Bancorp stockholders in favor of the approval of the acquisition.  Information about the directors and executive officers of PacWest and their ownership of PacWest common stock is set forth in the proxy statement for PacWest’s 2012 annual meeting of stockholders, as previously filed with the SEC.  Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus when they become available.

First California, its directors, executive officers and certain other persons may be soliciting proxies from First California Financial Group stockholders in favor of the approval of the acquisition.  Information about the directors and executive officers of First California and their ownership of First California common stock is set forth in the proxy statement for First California’s 2012 annual meeting of stockholders, as previously filed with the SEC.  Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus when they become available.